UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 5, 2016

Spark Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36819	46-2654405
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3737 Market Street Suite 1300 Philadelphia, PA		19104
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (855) 772-7589
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 6, 2016, Spark Therapeutics, Inc. (the “Company”) entered into a third amendment to the License Agreement (the “Amended License”), dated October 14, 2013, by and between the Company and the University of Iowa Research Foundation, an Iowa Corporation (“UIRF”).

The Amended License expands the list of patents and patent applications to which the Company has rights. In partial consideration for the additional patent rights, the Company shall pay to UIRF an amount in the low tens of thousands of dollars.

The foregoing description of the Amended License does not purport to be complete and is qualified in its entirety by reference to the Amended License which the Company intends to file with the Securities and Exchange Commission as an exhibit to its Annual Report on Form 10-K for the period ending December 31, 2015.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Lota Zoth to Board of Directors

On January 6, 2016, the Company, following the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Lota Zoth, CPA, to the Company’s Board of Directors and appointed Ms. Zoth as Chairperson of the Company's Audit Committee. The election was effective as of January 6, 2016. Ms. Zoth was designated as a Class I member of the Board to serve until the 2016 annual meeting of the stockholders of the Company and thereafter until her successor has been duly elected and qualified, or until her earlier death, resignation or removal.

In connection with her election, on January 6, 2016, the Company granted Ms. Zoth a stock option to purchase 12,000 shares of common stock with an exercise price of $37.18, the closing price of the Company's common stock on the Nasdaq Global Select Market on January 6, 2016.

Ms. Zoth is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Ms. Zoth and any other persons pursuant to which she was selected as a director.

In connection with her election, Ms. Zoth will enter into the Company’s standard form of Indemnification Agreement, a copy of which was filed as Exhibit 10.26 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-201318) filed with the SEC on January 20, 2015. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Ms. Zoth for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her service as a director of the Company.

(e) Amendment of Employment Agreement with Jeffrey D. Marrazzo

On January 5, 2016, the Company approved an amendment (the “Amendment”) to the  Amended and Restated Employment Agreement between the Company and Jeffrey D. Marrazzo, the Company’s Chief Executive Officer, dated January 16, 2015 (the “Employment Agreement”), to increase the severance benefits Mr. Marrazzo is entitled to under that agreement. Pursuant to the Amendment, if the Company terminates Mr. Marrazzo’s employment without cause, or if he terminates his employment for good reason, as defined in the Employment Agreement, Mr. Marrazzo will be entitled to continue receiving his base salary and insurance benefits for a period of 18 months following the date of termination of employment.  Further, if within 24 months following a change in control, as defined in the Employment Agreement, the Company terminates Mr. Marrazzo’s employment without cause or he terminates his employment for good reason, Mr. Marrazzo is entitled to continue receiving his base salary for a period of 24 months following the date of termination of employment and a payment equal to 2 times his target bonus for the fiscal year in which the termination occurs. The remaining elements of the Employment Agreement, including the other severance terms included therein, remain the same.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its Annual Report on Form 10-K for the period ending December 31, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARK THERAPEUTICS, INC.

Date: January 7, 2016	By:	/s/ Joseph W. La Barge
Joseph W. La Barge General Counsel